Exhibit 3.16

STRICTLY PRIVATE AND CONFIDENTIAL

January 16, 2006

First Quantum Minerals Ltd.
8th Floor
543 Granville Street
Vancouver, British Columbia
V6C 1X8

Attention:     Philip K.R. Pascall, Chairman, CEO & Director

Dear Phillip:

This letter sets out the terms and conditions on which First Quantum Minerals Ltd. (the “Company”) has engaged RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, as soliciting dealer manager with respect to an offer (the “Offer”) to purchase all of the common shares of Adastra Minerals Inc. (the “Target”), including any such shares which may be issued upon the exercise of options, rights or warrants to purchase such shares, as well as any securities convertible into such shares (the “Shares”).

RBC understands that the Offer will be made in accordance with the terms and conditions set out in the offer to purchase, offering circular, letter of transmittal and notice of guaranteed delivery, as the same may be amended (the “Offering Documents”).

1.	Services

RBC will form a group (the “Soliciting Dealers Group”) which will include RBC and other members of the Investment Dealers Association of Canada and members of the Toronto Stock Exchange and the TSX Venture Exchange who will be invited to solicit acceptances of the Offer from holders of Shares resident in Canada. RBC will also solicit acceptances of the Offer in the United States through our United States registered broker-dealer affiliate, RBC Capital Markets Corporation.

RBC will (and will use its reasonable efforts to cause other members of the Soliciting Dealers Group to) perform the services hereunder in compliance with Applicable Legislation (as hereinafter defined).

2.	Offering Documents

The Company will complete the preparation of the required documents, including the Offering Documents and fulfill all legal requirements to enable the Offer to be made to the holders of Shares in accordance with the provisions of the Canada Business

Corporations Act and the applicable securities legislation and regulations of all provinces of Canada and the policies, rules and other instruments of each of the Canadian securities regulators (collectively, the “Applicable Legislation”).

The Company represents and warrants to RBC that, as at the date of mailing of the Offering Documents to the holders of Shares, such documents comply and will comply with the Applicable Legislation and do not and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

The Company agrees that, at its expense, it will deliver to RBC as soon as reasonably possible as many copies of the Offering Documents as RBC may reasonably request and will arrange for the Computershare Investor Services Inc. (the “Depository”) to provide representatives designated by RBC with a daily record of letters of transmittal or notices of guaranteed delivery received in connection with the Offer.

3.	Fees

For its services hereunder, the Company agrees to pay to RBC the following fees:

(a)	a solicitation fee of $0.02 for each Share deposited or tendered tothe Offer, payable to the member of the Soliciting Dealers Group whose name appears on the proxy or letter of transmittal so executed, provided that the solicitation fee in respect of any single beneficial owner of Shares shall not be less than $100 and shall not be more than $1,500, and shall be subject to a minimum of 1,000 Shares being deposited per beneficial owner, and that where the Shares deposited and registered in a single name are beneficially owned by more than one person, the $100 minimum and $1,500 maximum amounts will be applied separately in respect of each such beneficial owner. The Company may require a member of the Soliciting Dealers Group to furnish evidence of such beneficial ownership satisfactory to the Company at the time of deposit. The Company will not be required to pay a solicitation fee to more than one member of the Soliciting Dealers Group in respect of any beneficial owner of Shares. Each member of the Soliciting Dealers Group will be paid on account of such fees as soon as practicable after the Offer is completed. No solicitation fees will be payable if the Offer is not completed.

A member of the Soliciting Dealers Group shall be entitled to the solicitation fee if such member’s name appears in the appropriate place on the proxy or letter of transmittal. The Depository shall have the discretion to waive or determine any such fee in the event of any dispute over any matter relating thereto.

The Company will reimburse RBC for all reasonable out-of-pocket expenses incurred by RBC in entering into and performing this agreement, including but not limited to travel and communication expenses, the cost of any advertisement regarding the Offer approved by the Company, database service expenses, courier charges, the reasonable fees and disbursements of counsel and any other advisors retained by RBC with the consent of the Company, such consent not to be unreasonably withheld.

All or part of the amounts payable under this paragraph may be subject to the federal Goods and Services Tax or applicable provincial sales tax (collectively, “Tax”). Where Tax is applicable, an additional amount equal to the amount of Tax owing will be charged to the Company.

Any such agreement will be negotiated separately and in good faith and be consistent with then prevailing industry practice.

4.	Notification of Changes or Investigations

The Company agrees that:

(a)	subject to the terms of the Offer, if during the term of the Offer, the Company receives notice of any fact or matter that would require the making of any amendment, variation, change, supplement or revision to the Offering Documents under Applicable Legislation (hereinafter referred to as an “Amendment”), it will:

(i)	promptly notify RBC of such fact or matter;

(ii)	promptly prepare, file and deliver in accordance with Applicable Legislation an appropriate Amendment;

(iii)	furnish RBC with two copies of the Amendment prior to the Company using such Amendment; and

(iv)	as soon as available, furnish RBC with such numbers of copies of the Amendment as RBC may reasonably request for purposes of the Soliciting Dealers Group and to allow RBC to supply copies to holders of Shares as requested;

(b)	it will inform RBC, promptly after it receives notice thereof during the period of the Offer:

(i)	of any request by any regulatory, administrative or other governmental or public body or authority or any court of any jurisdiction or any securities exchange for:

A.	an Amendment; or

B.	any additional written information relating to the Offering Documents; and

(ii)	of the issuance of any cease trading, stop order or restraining order or of the initiation or threat of initiation of any proceedings, litigation or investigation with respect to the Offer before any regulatory, administrative or other governmental or public body or authority or any court.

5.	Costs of the Offer

The Company agrees to pay all costs in connection with the Offer, including the costs of preparation, printing and delivery of the Offering Documents.

6.	No Collateral Representation by Dealers

RBC will not, and will obtain a written covenant from each member of the Soliciting Dealers Group that it will not, make any representation or statement concerning or pertaining to the Company, or the Offer, other than the representation and statements contained in the Offering Documents.

7.	Authority of RBC

The Company will be entitled to act on any notice, request, direction, consent, waiver, extension or other communication given or agreement entered into, by RBC on behalf of the members of the Soliciting Dealers Group with respect to the services provided hereunder and the Offer.

8.	Term of Engagement

RBC will act for the Company as provided in this agreement until the earliest of the closing of the Offer, the termination of RBC’s engagement by either the Company or RBC upon written notice to the other and 12 months from the date of this agreement, provided that the Company’s obligations to indemnify, to pay any amounts due to RBC pursuant to this agreement including fees, expenses and Tax and to maintain the confidentiality of RBC’s advice and opinions shall survive the completion of RBC’s engagement hereunder, any withdrawal or termination of the Offer or the expiry or other termination of this agreement. In addition, representations and warranties provided by the Company in connection with this agreement shall remain in full force and effect, regardless of any investigation made by RBC or on its behalf.

If the engagement of RBC hereunder is terminated by the Company without the Offer having been completed, RBC shall have the right to undertake assignments for the Target or any other party interested in effecting a transaction with the Target.

9.	Indemnification

The Company hereby agrees to indemnify RBC in accordance with Schedule A hereto, which Schedule forms part of this agreement and the consideration for which is the entering into of this agreement. Such indemnity (the “Indemnity”) shall be executed and delivered to RBC on the execution of this agreement and shall be in addition to, and not in substitution for, any liability which the Company or any other person may have to RBC or other persons indemnified pursuant to the Indemnity apart from such Indemnity. The Indemnity shall apply to all services contemplated herein, including, without limitation, any additional services contemplated by paragraph 4 above.

10.	Confidentiality

RBC will treat, and will use its best efforts to cause each member of the Soliciting Dealers Group to treat, as confidential any information made available to it concerning or pertaining to the Target or the Company which is not contained in the Offering Documents or otherwise publicly disclosed.

The advice or opinions of RBC, including any background or supporting materials or analysis, shall not be publicly disclosed or referred to or provided to any third party by the Company without the prior written consent of RBC.

11.	Acknowledgement of Securities Activities

The Company acknowledges that RBC is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and financial advisory services and that in the ordinary course of its trading and brokerage activities, RBC and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of the Company, the Target or any other company that may be involved in a transaction with the Target or related derivative securities.

RBC acknowledges its responsibility to comply with applicable securities laws as they relate to trading securities with knowledge of a material fact or a material change that has not been generally disclosed. Further, RBC has internal procedures which provide for the placing of relevant securities on a “watch list” or a “restricted list” and for restrictions on trading by RBC and its investment banking personnel for their own account in accordance with such procedures.

12.	Publicity

The Company acknowledges and agrees that RBC may make public its involvement with the Company, including the right of RBC at its own expense to place advertisements describing its services to the Company in financial, news or business publications. Furthermore, if requested by RBC, the Company shall include a mutually acceptable reference to RBC in any press release or other public announcement made by the Company regarding the matters described in this agreement.

13.	Other Matters

This agreement incorporates the entire agreement between the parties with respect to the subject matter of this agreement, and may not be amended or modified except in writing. This agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario. All financial references in this agreement are to Canadian dollars unless otherwise indicated. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this agreement. Unless otherwise defined herein, terms which are used in this agreement which are defined in the Securities Act (Ontario) shall have the meaning set forth therein for the purposes of this agreement. This agreement may be executed in one or more facsimile counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document.

14.	Acceptance

Please confirm that the foregoing is in accordance with the Company’s understanding by signing and returning the attached duplicate copy of this letter, which shall thereupon constitute a binding agreement between the Company and RBC.

Yours very truly,

RBC DOMINION SECURITIES INC.

By:	____________________________________________

Name (Print):	____________________________________________

Title (Print):	____________________________________________

Accepted and agreed to as of the 16th day of January, 2006.

FIRST QUANTUM MINERALS LTD.

By:	____________________________________________

Name (Print):	____________________________________________

Title (Print):	____________________________________________

SCHEDULE A

INDEMNITY

In connection with the engagement (the “Engagement”) of RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, pursuant to an engagement letter (the “Engagement Letter”) between RBC and First Quantum Minerals Ltd. (the “Company”) dated January 16, 2006, the Company agrees to indemnify and hold harmless RBC, each of its subsidiaries and affiliates and each of their respective directors, officers, employees, partners, agents, each other person, if any, controlling RBC or any of its subsidiaries, affiliates and each shareholder of RBC (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), from and against any and all losses, expenses, claims (including shareholder actions, derivative or otherwise), actions, damages and liabilities, joint or several, including without limitation the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel (collectively, the “Losses”) that may be suffered by, imposed upon or asserted against an Indemnified Party as a result of, in respect of, connected with or arising out of any action, suit, proceeding, investigation or claim that may be made or threatened by any person or in enforcing this indemnity (collectively the “Claims”) insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement. The Company agrees to waive any right the Company may have of first requiring an Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting Claims on behalf of or in right of the Company for or in connection with the Engagement except to the extent any Losses suffered by the Company are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted primarily from the negligence or wilful misconduct of such Indemnified Party. The Company will not, without RBC’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless the Company has acknowledged in writing that the Indemnified Parties are entitled to be indemnified in respect of such Claim and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Claim without any admission of negligence, misconduct, liability or responsibility by or on behalf of any Indemnified Party.

Promptly after receiving notice of a Claim against RBC or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, RBC or any such other Indemnified Party will notify the Company in writing of the particulars thereof, provided that the omission so to notify the Company shall not relieve the Company of any liability which the Company may have to RBC or any other Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defense of such Claim or results in any material increase in the liability which the Company has under this indemnity. The Company shall have 14 days after receipt of the notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of the Claim. If the Company undertakes, conducts and controls the settlement or defense of the Claim, the relevant Indemnified Parties shall have the right to participate in the settlement or defense of the Claim.

The foregoing indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such Losses to which the Indemnified Party may be subject were primarily caused by the negligence or wilful misconduct of the Indemnified Party.

If for any reason the foregoing indemnity is unavailable (other than in accordance with the terms hereof) to RBC or any other Indemnified Party or insufficient to hold RBC or any other Indemnified Party harmless in respect of a Claim, the Company shall contribute to the amount paid or payable by RBC or the other Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and RBC or any other Indemnified Party on the other hand but also the relative fault of the Company, RBC or any other Indemnified Party as well as any relevant equitable considerations; provided that the Company shall in any event contribute to the amount paid or payable by RBC or any other Indemnified Party as a result of such Claim any excess of such amount over the amount of the fees received by RBC under the Engagement Letter.

The Company hereby constitutes RBC as trustee for each of the other Indemnified Parties of the Company’s covenants under this indemnity with respect to those persons and RBC agrees to accept that trust and to hold and enforce those covenants on behalf of those persons.

The Company also agrees to reimburse RBC for the time spent by its personnel in connection with any Claim at their normal per diem rates. RBC may retain counsel to separately represent it in the defense of a Claim, which shall be at the Company’s expense if (i) the Company does not promptly assume the defense of the Claim no later than 14 days after receiving actual notice of the Claim, (ii) the Company agrees to separate representation or (iii) RBC is advised by counsel that there is an actual or potential conflict in the Company’s and RBC’s respective interests or additional defenses are available to RBC, which makes representation by the same counsel inappropriate.

The obligations of the Company hereunder are in addition to any liabilities which the Company may otherwise have to RBC or any other Indemnified Party.

DATED as of January 16, 2006

First Quantum Minerals Ltd.	RBC Dominion Securities Inc.

By:	By:

Name (Print):	Name (Print):

Title (Print):	Title (Print):